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Exhibit 3.2.1

FIRST AMENDMENT TO CORPORATE BYLAWS
OF REFOCUS GROUP, INC.

        This First Amendment to Corporate Bylaws shall amend the Corporate Bylaws (the "Bylaws") of Refocus Group, Inc. (the "Corporation") effective as of the date hereof.

        WHEREAS, the Corporation implemented a classified board of directors in accordance with the terms of the Certificate of Amendment filed with the Delaware Secretary of State on July 8, 2003;

        WHEREAS, the Bylaws of the Corporation are being amended to implement the classified board of directors;

        NOW, THEREFORE, in accordance with the written authorization and approval of the directors of the Corporation, the Bylaws of the Corporation shall be amended as follows.

        1.     Section 3.3 of the Bylaws is deleted in its entirety and replaced with the following:

        "3.3 Election and Term. The Board of Directors of the Corporation shall be classified as set forth in the Certificate of Incorporation and the Directors of each such class shall be elected at the annual meeting of stockholders held for the same year in which the term of such class expires as set forth in the Certificate of Incorporation. Each Director shall hold office for the term for which he is elected, and until his successor shall be elected and qualified or until his death, resignation or removal, if earlier."

        2.     The first sentence of Section 3.6 of the Bylaws is deleted in its entirety and replaced with the following:

        "Any Director may be removed for cause only at any duly convened special or annual meeting of stockholders, by the affirmative vote of a majority in number of shares of the stockholders present in person or by proxy at any meeting and entitled to vote for the election of such Director, provided notice of intention to act upon such matter shall have been given in the notice calling such meeting."

        The Bylaws, as amended hereby, shall continue in full force and effect.

        Dated as of July 10, 2003.

/s/ Terence A Walts Terence A. Walts President & Chief Executive Officer

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  Exhibit 3.2.1
FIRST AMENDMENT TO CORPORATE BYLAWS OF REFOCUS GROUP, INC.